EXHIBIT 99.1


  BATTLE MOUNTAIN GOLD CONTINUES STRONG OPERATING/CASH FLOW PERFORMANCE; BUT
                        POSTS LOSSES ON LOWER GOLD PRICES

      Houston, October 27, 1998 -- Battle Mountain Gold Company (BMG-NYSE; BMC-TSE) today reported a third quarter consolidated net loss of $9.6 million, or 4 cents per share. The loss includes non-cash, foreign-currency-related accounting charges of $7.2 million ($5.1 million net of tax), which were primarily related to the U.S. dollar-denominated debt of its Canadian subsidiary and have no effect on shareholders' equity. The third quarter loss compares with net income of $22.2 million, or 10 cents per share, in the same period last year, which included income tax benefits of $24.9 million related to the Company's restructuring of the ownership of its subsidiary Niugini Mining Limited.
      For the first nine months of 1998, the consolidated net loss was $24.2 million, or 11 cents per share, and includes non-cash foreign-currency-related accounting charges of $8.9 million net of tax. This compares with consolidated income of $4.5 million, or 2 cents per share, in the same period last year.
      BMG President and Chief Executive Officer, Ian D. Bayer, noted that "the Company's strong operating performance is allowing it to generate almost $17 million more cash flow from operations than last year. This allows BMG to reinvest in growth opportunities such as Phoenix and El Cairo."
      Net cash flows from operations were $62.1 million in the first nine months of 1998, compared with $45.3 million in the same period of 1997, because of lower operating costs and higher gold production, notwithstanding a $40 per ounce reduction in average realized gold prices.
      Cash production costs declined by 21% during the first nine months, compared with the same period a year ago, averaging $158 per gold ounce sold. Attributable gold production was 690,000 ounces, or 51,000 ounces more than the same period last year.
      Bayer noted that the Company remains on target to meet its annual production objective for 1998 of approximately 875,000 attributable ounces of gold. Average cash production costs are expected to be lower than previous estimates of $175 per gold ounce sold. BMG has a strong fundamental position, with low-cost, quality reserves, good cash flows from operations, and a strong balance sheet. In addition, prospects for growth from current projects are gaining momentum, and further coordination of our exploration and corporate development efforts is enhancing our acquisition activities, he said.

                                   OPERATIONS
      At the GOLDEN GIANT mine, production for the period was almost 20,000 ounces over the same period last year largely due to higher grades. Current forecasts indicate production of approximately 370,000 ounces in 1998, a 10% increase over the original target. Cash production costs were $105 per ounce, compared with $130 per ounce in 1997, reflecting higher gold production and a weaker Canadian dollar.
      At KORI KOLLO in Bolivia, where Battle Mountain holds an 88% interest, cash production costs were $185 per ounce, a $12 per ounce improvement over last year. Attributable gold production for the third quarter was approximately 73,000 ounces. Production was impacted by a higher proportion of refractory ores from the northeast portion of the Kori Kollo pit, offset by higher mill throughput and the processing of Llallagua oxide ore.
      At the nearby LLALLAGUA sulfide resource, results from the bio-oxidation heap leach project continue to be excellent. Recoveries from the second pilot heap-leach test also exceeded 60%, notwithstanding a higher heap, coarser and more refractory ore and a lower head grade than the initial test.
      At the 84.65% owned HOLLOWAY mine, cash production costs per gold ounce sold were $199, compared with $329 in the third quarter last year. Performance improvements, ongoing since the beginning of the year, continued during the period and current forecasts indicate attributable production will meet our target.
      At the 50% owned VERA/NANCY mine in Australia, attributable gold production was 10,000 ounces during the quarter. Cash production costs for the first nine months were $137 per gold ounce sold, or $44 per ounce less than the same period a year earlier, in part due to a lower Australian dollar. Development of the Vera Zone was completed in July, while the advance undertaken during August and September was concentrated in the Nancy North Zone. Normandy Mining, the Pajingo joint venture operator, is presently preparing a mine study which could result in a doubling of the mine's production capacity over the next three years. A preliminary report is expected in the fourth quarter.
      At the BATTLE MOUNTAIN COMPLEX in Nevada, gold production at the residual heap leach Reona mine was 8,000 ounces during the third quarter. Cash production costs for the first nine months, including non-current mining costs of $66 per ounce, were $253 per gold ounce sold, compared with $274 a year earlier.
      At LIHIR in Papua New Guinea, where BMG holds an 8.65% interest through its 50.5% owned subsidiary Niugini Mining Limited (NML), attributable production for the quarter was 11,000 ounces. Production was adversely affected by various equipment constraints, principally the oxygen plant; low autoclave availabilities; and lower grades. Cash production costs were $232 per ounce. The effects of lower gold production were more than offset by lower total operating costs resulting from the decreased quantity of mined ore and waste. Lihir Gold Limited has reduced its forecast of 1998 gold production from 600,000 ounces to 530,000 ounces. Gold production for 1999 is still projected to exceed 700,000 ounces. In addition, as a result of Lihir meeting its technical and financial completion tests, NML received confirmation during the quarter that its obligations under the Completion Agreement have been terminated and NML's $14.1 million cash held in escrow has been released.
      At the CROWN JEWEL project in Washington state, where BMG is earning a 54% interest, the Company continues to work through the permitting and appeals process. Though the majority of permits have been obtained, several significant permits remain to be issued, and there are also a number of outstanding appeals by special interest groups which must be resolved. Additional appeals may be filed as the remaining permits are issued, and this continues to make the outcome and timing of the permitting and appeals process, as well as start-up of construction, difficult to predict.

                                   EXPLORATION
      At the Battle Mountain Complex, work is continuing on the PHOENIX project which is expected to result in the completion of approximately
146,000 ft of reverse circulation (RC) and core drilling by year-end. Almost 80% of this work has been completed.
      Drill results from West Midas, mid-Midas and Fortitude pits continue to be very encouraging. It now appears that the footprint of the new model is going to be much larger than the original, spanning from the old Fortitude pit to the north, to the Midas deposits in the south, a distance of about 3 miles. Drilling at West Midas intersected appreciable gold mineralization, which remains open to the south. Adjacent intercepts also occur west to east and a series of angle holes are planned to better identify the orebody's geometry.
      Targets beneath the eastern part of Fortitude pit in the middle Battle Formation and the Virgin fault zone also returned encouraging results. Some of the better intercepts from the Phoenix project include:

          PIT AREA                        DRILL HOLE              INTERCEPT (FT)                  ASSAYS
------------------------------------------------------------------------------------------------------------------------------------
                                       NO.          TYPE          FROM        TO      WIDTH       AU OPT          AG OPT      CU%
------------------------------------------------------------------------------------------------------------------------------------
     Phoenix-Fortitude .........      7394           RC          15          60          45           0.135          0.87    0.02
------------------------------------------------------------------------------------------------------------------------------------
     Phoenix-Fortitude .........         "           RC          95         115          20           0.145          1.31    0.02
------------------------------------------------------------------------------------------------------------------------------------
     Phoenix-Fortitude .........      7504           RC         165         255          90           0.295          0.16    0.04
------------------------------------------------------------------------------------------------------------------------------------
     Phoenix-Fortitude .........      7516           RC         230         360         130           0.124          0.26    0.05
------------------------------------------------------------------------------------------------------------------------------------
     Phoenix-Fortitude .........      7523           RC         275         340          65           0.182          0.40    0.01
------------------------------------------------------------------------------------------------------------------------------------
     Phoenix-Fortitude .........         "           RC         480         535          55           0.166          0.20    0.12
------------------------------------------------------------------------------------------------------------------------------------
   North Midas-Glory Hole ......      7320           RC         135         230          95           0.320          1.68    0.34
------------------------------------------------------------------------------------------------------------------------------------
   North Midas-Glory Hole ......      7335           RC         465         495          30           0.145          0.34    0.34
------------------------------------------------------------------------------------------------------------------------------------
   North Midas-Glory Hole ......         "           RC         595         615          20           0.380          0.20    0.08
------------------------------------------------------------------------------------------------------------------------------------
         West Midas ............      7386           RC         560         580          20           0.157          0.08    0.06
------------------------------------------------------------------------------------------------------------------------------------
         West Midas ............      7555      RC/Core         Total       Interval    140           0.101          0.25    0.05
------------------------------------------------------------------------------------------------------------------------------------
         West Midas ............      7551         Core         357         400          43           0.138          0.12    0.06
------------------------------------------------------------------------------------------------------------------------------------
         West Midas ............         "         Core         505         521.4       16.4          0.209          0.19    0.05
------------------------------------------------------------------------------------------------------------------------------------
         West Midas ............      7553           RC         465         575         110           0.195          0.03    0.02
------------------------------------------------------------------------------------------------------------------------------------
         West Midas ............      7560         Core         490         615         125           0.213          0.14    0.09
------------------------------------------------------------------------------------------------------------------------------------

      Metallurgical testing continued and centered on the variability of the ore. The tests have largely confirmed the positive bench scale gravity/flotation results to date. Plans for obtaining a large 160-ton sample for a pilot milling test in the first quarter of 1999 are being finalized.

      At COPPER BASIN, about 6 miles to the northeast of Phoenix, a 5,000 to 8,000 ft drill program comprised of 8-10 holes on the eastern side of the Surprise pit is expected to begin in early November. The program will delineate the high-grade gold-silver-copper mineralization beneath the pit's eastern highwall.
      Work in Mexico continues to focus on the EL CAIRO project, where a 40,000 ft RC follow-up drilling program was initiated there in August on the El Castillo deposit. At the end of September, 30 RC holes totaling 26,000 ft had been completed. Some of the better recent intercepts include: 0.047opt Au over 113ft, 0.044opt/74ft, 0.035opt/54ft, 0.033opt/187ft, and 0.029opt Au over 44ft.
Though the program is only about two-thirds complete, results to date are confirming expectations for El Castillo as a potential low grade, bulk tonnage gold deposit.
      Drilling is also now in progress to the north and south of El Castillo, where recent mapping and sampling of geochemical gold anomalies indicate the presence of highly altered and mineralized rocks very similar to those hosting the El Castillo deposit. Both areas offer potential to expand the El Castillo resource.
      In the HOLLOWAY CAMP, the last two holes of the Teddy Bear/Cadden surface drill program have been completed, and the 1998 surface exploration program has demonstrated the potential to extend the alteration system hosting the Holloway deposit over a large area at depth.
      Based on the completed drill program: Three of five drill holes along the western portion of the drill area, 1,300-2,000 ft west of the Holloway shaft, have penetrated significant grade mineralization between the -3,300 ft and -4,700 ft elevations. A preliminary geological resource totalling approximately 1,195,000 tons at 0.19 opt (227,000 ounces) is indicated. The mineralization is open to the east below the Holloway shaft. In addition, preliminary geological resource calculations completed in September for the Middle Zone indicate approximately 1,000,000 tons grading 0.22 opt Au (220,000 ounces).
      In Australia, on the PAJINGO joint venture where BMG holds a 50% interest, drilling has focused on VERA SOUTH and a variety of nearby targets. At Vera South, drilling has generally returned results consistent with the geologic model developed for the Vera South resource block model and has highlighted potential areas of additional high-grade mineralization. During the quarter, drilling there has returned significant intercepts of 0.99 opt Au/10ft; 2.36 opt/11ft; 0.74 opt/21 ft; 0.39 opt/14 ft; 0.44 opt/6 ft and 0.74 opt/6 ft,
demonstrating that the structures are mineralized and continuous. Drilling in the Vera South and nearby areas continues.
      A mineral resource update for the total Pajingo joint venture was received in September, which incorporates the inferred resources from Vera South totaling 1,167,000 tons @ 0.44 opt Au or about 515,000 ounces of contained gold. This puts the property-wide resource total in all categories at 4,600,000 tons @ 0.40 opt Au or 1,840,000 ounces of contained gold, which includes proven and probable reserves (as of 6/98) of approximately 1,113,000 tons @ 0.32 opt, or about 360,000 ounces of contained gold.
      On the Mampon prospect on the DUNKWA joint venture, located in Ghana, where BMG can earn a 65% interest, work during the third quarter remained focused on the Mampon target.

      Twelve core holes have been completed on the Mampon prospect this year and mineralization was intersected in all twelve holes, demonstrating the uniformity and continuity of the structure in both strike and dip. However, only three of the twelve holes on the Main zone returned economic grades.
      Work at Dunkwa also centered on advancing several other known anomalies, primarily within the Forest Reserve, to drill target status. During the fourth quarter several of these anomalies will be tested with 65-70 RC holes (about 16,000 ft), with most anomalies and drill holes located within the Forest Reserve north and south of Mampon. A smaller number of holes are slated for the Mansi West prospect where coincident high gold-arsenic soil values outline a strong linear anomaly. The results of this and other ongoing work will largely dictate the scope and direction of further work at Dunkwa.

                                OTHER ACTIVITIES
      In addition, the Company announced today that its Board of Directors has approved amendment of its shareholder rights plan, to extend the term of the plan for an additional 10 years, until November 10, 2008. In connection with the extension, the Board approved amending the plan so that it will not be triggered solely by the acquisition by a single person of 20% or more of BMG's shares from the Company's current 28% shareholder, Noranda Inc. or from the first person to whom Noranda has sold such a block of shares.




The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document, are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could vary significantly from the estimates presented. Also refer to the Cautionary Statement contained in the Company's Form 10-K and 10-Q for the most recent reporting periods.
                                     ####

                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                                      Three months ended     Nine months ended
                                                         September 30           September 30
                                                    --------------------    -------------------
US$ MILLIONS, EXCEPT PER SHARE AMOUNTS                 1998        1997        1998       1997
                                                    --------    --------    --------   --------
Sales ...........................................   $   70.0    $   90.2    $  217.2   $  257.9
                                                    --------    --------    --------   --------
Costs and expenses
 Production costs ...............................       39.2        61.4       122.6      168.6
 Depreciation, depletion and amortization .......       19.9        19.7        62.4       56.0
 Exploration, evaluation & other lease costs, net        3.5         5.8        16.3       17.3
 Merger expense .................................       --          --          --          2.3
 General and administrative expenses ............        3.7         2.8        11.1       10.9
                                                    --------    --------    --------   --------
       Total costs and expenses .................       66.3        89.7       212.4      255.1
                                                    --------    --------    --------   --------

Operating income ................................        3.7         0.5         4.8        2.8

 Interest expense ...............................       (4.5)       (3.0)      (13.9)      (9.0)
 Interest income ................................        2.7         0.9         8.7        4.1
 Equity in losses of equity investee ............       (1.8)       --          (4.5)      --
 Foreign currency exchange loss .................       (7.2)       (0.3)      (12.6)      (0.4)
 Other income (expense), net ....................       (0.2)        2.0         0.2        5.2
                                                    --------    --------    --------   --------

Income (loss) before income taxes and
  Minority interest .............................       (7.3)        0.1       (17.3)       2.7

 Income tax benefit .............................       (1.8)      (24.9)       (5.4)     (17.6)
 Mining taxes ...................................        2.2         0.6         5.4        4.6
 Minority interest in net income ................       --          (0.3)       (1.3)      (1.9)
                                                    --------    --------    --------   --------
Income (loss) before cumulative effect of
  Accounting change .............................       (7.7)       24.1       (18.6)      13.8
 Cumulative effect of accounting change .........       --          --          --         (3.7)
                                                    --------    --------    --------   --------

Net income (loss) ...............................       (7.7)       24.1       (18.6)      10.1
    Preferred dividends .........................        1.9         1.9         5.6        5.6
                                                    --------    --------    --------   --------

Net income (loss) to common shares ..............   $   (9.6)   $   22.2    $  (24.2)  $    4.5
                                                    ========    ========    ========   ========

Earnings (loss) per common share
 Basic ..........................................   $   (.04)   $    .10    $   (.11)  $    .02
                                                    ========    ========    ========   ========
 Diluted ........................................   $   (.04)   $    .09    $   (.11)  $    .02
                                                    ========    ========    ========   ========
Dividends per common share
                                                    $   .025    $   .025    $    .05   $    .05
                                                    ========    ========    ========   ========
Average common shares outstanding for
  earnings (loss) per share purposes

 Basic ..........................................      229.8       229.7       229.8      229.7
                                                    ========    ========    ========   ========
 Diluted ........................................      229.8       245.6       229.8      245.6
                                                    ========    ========    ========   ========

                          BATTLE MOUNTAIN GOLD COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET



                                                    September 30,  December 31,
                                                         1998         1997
US$ millions                                          --------     --------
Assets
                                                    (Unaudited)
   Current assets
   Cash and cash equivalents ....................     $  193.2     $  185.0
   Restricted cash ..............................          9.2         17.7
   Accounts and notes receivable ................         25.4         33.0
   Inventories ..................................         10.3          8.3
   Materials and supplies, at average cost ......         24.2         25.4
   Assets held for sale .........................         --           42.5
   Other current assets .........................          8.2         12.1
                                                      --------     --------
      Total current assets ......................        270.5        324.0

   Investments ..................................        261.6        255.2

   Property, plant and equipment, net ...........        444.3        489.3

   Other assets .................................         21.2         24.7
                                                      --------     --------

Total assets ....................................     $  997.6     $1,093.2
                                                      ========     ========


Liabilities and Shareholders' Equity
   Current liabilities
   Short-term borrowings ........................     $   --       $    4.9
   Current maturities of long-term debt .........         37.6         44.0
   Accounts payable .............................         14.2         24.0
   Income and mining taxes payable ..............         21.7         10.1
   Other current liabilities ....................         14.5         23.1
                                                      --------     --------
      Total current liabilities .................         88.0        106.1

   Long-term debt ...............................        217.1        241.0
   Deferred income and mining taxes .............         61.8         84.1
   Other liabilities ............................         48.6         48.3
      Total liabilities .........................        415.5        479.5

   Minority interest ............................        108.1        107.7

   Shareholders' equity .........................        474.0        506.0
                                                      --------     --------

Total liabilities and shareholders' equity ......     $  997.6     $1,093.2
                                                      ========     ========

                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)


                                                              NINE MONTHS ENDED
                                                                 SEPTEMBER 30
US$ MILLIONS                                                    1998       1997
                                                              ------     ------
Cash flows from operating activities
   Net income (loss) .....................................    $(18.6)    $ 10.1


   Adjustments to reconcile net income (loss) to cash
flows from operating activities:
      Depreciation, depletion and amortization ...........      62.4       56.0
      Deferred income taxes ..............................     (16.8)     (32.8)
      Foreign currency exchange loss .....................      12.6        0.4
      Equity in losses of equity investee ................       4.5       --
      Cumulative effect of accounting change .............      --          3.7
      Change in working capital accounts, net ............      13.3        3.1
      Other, net .........................................       4.7        4.8
                                                              ------     ------

Net cash flows provided by operating activities ..........      62.1       45.3
                                                              ------     ------

Cash flows from investing activities
  Capital expenditures ...................................     (37.9)     (48.2)
  Investment in Lihir ....................................     (11.5)      --
  New World settlement, net ..............................      34.9       --
  Other, net .............................................       3.3       (0.5)
                                                              ------     ------

Net cash flows used in investing activities ..............     (11.2)     (48.7)
                                                              ------     ------


Cash flows from financing activities
  Cash proceeds from borrowings ..........................      --        162.8
  Debt repayments ........................................     (30.0)     (17.9)
  Decrease in short-term borrowings ......................      (4.9)     (12.5)
  Cash dividend payments .................................     (17.1)     (17.1)
  Decrease in restricted cash ............................       8.7        0.4
  Other, net .............................................       0.3        0.7
                                                              ------     ------

Net cash flows used in financing activities ..............     (43.0)     116.4
                                                              ------     ------

Effect of exchange rate changes on cash and cash
equivalents ..............................................       0.3       (5.2)
                                                              ------     ------

Net increase in cash and cash equivalents ................       8.2      107.8
Cash and cash equivalents at beginning of period .........     185.0       94.0
                                                              ------     ------

Cash and cash equivalents at end of period ...............    $193.2     $201.8
                                                              ======     ======

                          BATTLE MOUNTAIN GOLD COMPANY
                            SUPPLEMENTAL INFORMATION
                         OPERATING DATA (Unaudited) (1)
         (US$, all production data reflects BMG attributable interests)


                                                  THREE MONTHS ENDED  NINE MONTHS ENDED
                                                       SEPTEMBER 30     SEPTEMBER 30
                                                       -----------      -----------
                                                       1998   1997      1998   1997
                                                       ----   ----      ----   ----
GOLDEN GIANT
    Gold recovered (000s oz) .......................    103     85       293    262
    Silver recovered (000s oz) .....................      6      4        23     12
-------------------------------------------------------------------------------------
  Cost per Gold Ounce Sold
    Cash production costs ..........................   $105   $130      $115   $140
    Depreciation, depletion and amortization .......     62     64        67     65
    Reclamation and mine closure costs .............      4      4         4      4
    Total production costs .........................   $171   $198      $186   $209
-------------------------------------------------------------------------------------

KORI KOLLO (88% Interest)
    Gold recovered (000s oz) .......................     73     73       221    207
    Silver recovered (000s oz) .....................    205    180       650    561
-------------------------------------------------------------------------------------
  Cost per Gold Ounce Sold (2)
    Cash production costs ..........................   $185   $197      $179   $196
    Depreciation, depletion and amortization .......    128    121       130    122
    Reclamation and mine closure costs .............     11      7        11      8
    Total production costs .........................   $324   $325      $320   $326
-------------------------------------------------------------------------------------

HOLLOWAY (84.65% Interest)
   Gold recovered (000s oz) ........................     20     13        59     42
-------------------------------------------------------------------------------------
  Cost per Gold Ounce Sold
    Cash production costs ..........................   $199   $329      $228   $332
    Depreciation, depletion and amortization .......    108    123       114    119
    Reclamation and mine closure costs .............      2      2         2      2
    Total production costs .........................   $309   $454      $344   $453
-------------------------------------------------------------------------------------

BATTLE MOUNTAIN COMPLEX
    Gold recovered (000s oz) .......................      8     20        32     59
    Silver recovered (000s oz) .....................     22     34        67    106
-------------------------------------------------------------------------------------
  Cost per Gold Ounce Sold
    Cash production costs ..........................   $279   $269      $253   $274
    Depreciation, depletion and amortization .......     64     41        46     37
    Reclamation and mine closure costs .............     --     45        --     44
    Total production costs .........................   $343   $355      $299   $355
-------------------------------------------------------------------------------------

                          BATTLE MOUNTAIN GOLD COMPANY
                            SUPPLEMENTAL INFORMATION
                         OPERATING DATA (Unaudited) (1)
         (US$, all production data reflects BMG attributable interests)



                                              THREE MONTHS ENDED    NINE MONTHS ENDED
                                                 SEPTEMBER 30         SEPTEMBER 30
                                                 ------------         ------------
                                                  1998   1997          1998   1997
                                                  ----   ----          ----   ----
LIHIR (8.65%) Interest (3)
   Gold recovered (000s oz) ................       11     --            34     --
------------------------------------------------------------------------------------
  Cost per Gold Ounce Sold
    Cash production costs ..................   $  232     --         $  204     --
    Depreciation, depletion and amortization      145     --            177     --
    Total production costs .................   $  377     --         $  381     --
------------------------------------------------------------------------------------

VERA/NANCY (50% Interest) (3)
    Gold recovered (000s oz) ...............       10        8           35        8
    Silver recovered (000s oz) .............        9       10           29       10
------------------------------------------------------------------------------------
  Cost per Gold Ounce Sold
    Cash production costs ..................   $  151   $  181       $  137   $  181
    Depreciation, depletion and amortization       32       29           30       29
    Reclamation and mine closure costs .....        1        2            1        2
    Total production costs .................   $  184   $  212       $  168   $  212
------------------------------------------------------------------------------------

SAN CRISTOBAL (50.5% Interest)
    Gold recovered (000s oz) ...............        4       10           16       27
    Silver recovered (000s oz) .............        7       21           30       58
------------------------------------------------------------------------------------
  Cost per Gold Ounce Sold
    Cash production costs (4) ..............   $  134   $  433       $  158   $  404
    Depreciation, depletion and amortization       38       68           75       54
    Reclamation and mine closure costs .....     --          2         --          8
    Total production costs .................   $  172   $  503       $  233   $  466
------------------------------------------------------------------------------------

RED DOME (50.5% Interest) (5)
    Gold recovered (000s oz) ...............     --          4         --         24
    Silver recovered (000s oz) .............     --         82         --        162
    Copper recovered (000s lb) .............     --      2,485         --      3,702
------------------------------------------------------------------------------------
  Cost per Gold Ounce Sold
    Cash production costs ..................     --     $  225         --     $  239
    Depreciation, depletion and amortization     --         31         --         20
    Reclamation and mine closure costs .....     --         15         --         13
    Total production costs .................     --     $  271         --     $  272
------------------------------------------------------------------------------------

                          BATTLE MOUNTAIN GOLD COMPANY
                            SUPPLEMENTAL INFORMATION
                         OPERATING DATA (Unaudited) (1)
         (US$, all production data reflects BMG attributable interests)



                                               THREE MONTHS ENDED       NINE MONTHS ENDED
                                                   SEPTEMBER 30           SEPTEMBER 30
                                                   ------------           ------------
                                                1998        1997        1998         1997
                                                ----        ----        ----         ----
SILIDOR (55% Interest) (5)
   Gold recovered (000s oz) ................     --             1        --            10
-----------------------------------------------------------------------------------------
  Cost Per Gold Ounce Sold
    Cash production costs ..................     --        $  239        --        $  318
    Depreciation, depletion and amortization     --          --          --            39
    Reclamation and mine closure costs .....     --          --          --             5
    Total production costs .................     --        $  239        --        $  362
-----------------------------------------------------------------------------------------

AGGREGATE DATA
   Gold recovered BMG share (000s oz) ......      229         214         690         639
   Gold sold BMG share (000s oz) ...........      230         221         689         637
   Gold recovered (000s oz) ................      253         237         769         717
   Gold sold (000s oz) .....................      254         251         768         714
Average price per oz realized ..............   $  299      $  332      $  306      $  346
-----------------------------------------------------------------------------------------
   Silver recovered BMG share (000s oz) ....      249         331         799         908
   Silver sold BMG share (000s oz) .........      253         343         800         848
   Silver recovered (000s oz) ..............      283         456         917       1,201
   Silver sold (000s oz) ...................      290         485         920       1,087
Average price per oz realized ..............   $ 5.19      $ 4.43      $ 5.61      $ 4.75
-----------------------------------------------------------------------------------------
   Weighted Average Cost per Gold Ounce Sold
    Cash production costs ..................   $  153      $  197      $  158      $  201
    Depreciation, depletion and amortization       90          80          94          82
    Reclamation and mine closure costs .....        5           9           5           9
    Total production costs .................   $  248      $  286      $  257      $  292
-----------------------------------------------------------------------------------------

(1)Cash production costs are presented in accordance with guidelines established by The Gold Institute. In addition to mining, milling and plant level general and administrative expenses, cash production costs include royalties, freight, smelting costs and allowances, and production taxes. Credits for by-product silver and copper are offset against these cash production costs. This standard also provides for reporting on a cost per gold ounce basis, rather than cost per equivalent gold ounce.

(2)Royalties paid to the Bolivian government for the Kori Kollo mine are treated as income tax for per ounce cost purposes and therefore are not included in these cost calculations.

(3)Production started at Vera/Nancy and at Lihir during the third and fourth quarters of 1997, respectively.

(4)Includes net deferred stripping costs of $133 and $6 per ounce for the three and nine month periods ended September 30, 1997, respectively, and deferred stripping costs of $36 per ounce for the nine months ended September 30, 1998.

(5)Production ceased at Silidor and at Red Dome during the third and fourth quarters of 1997, respectively.